EXHIBIT 99.2
CORAM, INC.
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CORAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share information)
(Unaudited)

September 30,
2007
ASSETS
Current assets:
Cash and cash equivalents	$154
Accounts receivable, net of allowances for doubtful accounts of $31,356	86,428
Inventories, net	16,725
Deferred income taxes, net	469
Prepaid expenses and other current assets	5,947

Total current assets	109,723
Property and equipment, net	35,892
Intangible assets, net	12,500
Other assets	5,500

Total assets	$163,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$40,728
Accrued payroll and related taxes and benefits	11,974
Current portion of long-term debt and capital lease obligations	4,017
Other accrued liabilities	15,861

Total current liabilities	72,580
Long-term liabilities:
Deferred income taxes	469
Long-term debt and capital lease obligations, less current portion	5,195
Minority interests in consolidated joint venture	2,977
Other non-current liabilities	1,760

Total liabilities	82,981

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.01, 1,000,000 shares authorized:
Undesignated preferred stock, 980,000 shares authorized, none issued	—
Series A preferred stock, 20,000 shares authorized, 9,642 shares issued and outstanding; $54 million liquidation preference	—
Common stock, par value $0.01, 10,000,000 shares authorized, 10,000 shares issued and outstanding	—
Additional paid-in capital	144,128
Accumulated deficit	(63,494)

Total stockholders’ equity	80,634

Total liabilities and stockholders’ equity	$163,615

See accompanying notes to unaudited condensed consolidated financial statements.

CORAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	Nine	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2007	2006

Net revenue	$383,390	$352,991
Cost of services	310,514	289,400

Gross profit	72,876	63,591
Operating expenses:
Selling, general and administrative expenses	62,536	56,443
Provision for estimated uncollectible accounts	10,293	15,080

Total operating expenses	72,829	71,523

Operating income (loss) from continuing operations	47	(7,932)
Other income (expense):
Interest income	361	499
Interest expense	(900)	(1,318)
Equity in net income of unconsolidated joint ventures	381	457
Other income, net	466	374

Income (loss) from continuing operations before income taxes and minority interest	355	(7,920)
Income tax (benefit) expense	(132)	106
Minority interest in net income of consolidated joint venture	298	177

Net income (loss) from continuing operations	189	(8,203)
Discontinued operations, net of tax	1,209	(1,998)

Net income (loss)	$1,398	$(10,201)

See accompanying notes to unaudited condensed consolidated financial statements.

CORAM, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands)
(Unaudited)

	Preferred	Common	Additional	Accumulated
	Stock	Stock	Paid-In Capital	Deficit	Totals
Balances at December 31, 2006	$—	$—	$143,600	$(64,892)	$78,708
Net income	—	—	—	1,398	1,398
Stock based compensation	—	—	523	—	523
Other	—	—	5	—	5

Balances at September 30, 2007	$—	$—	$144,128	$(63,494)	$80,634

See accompanying notes to unaudited condensed consolidated financial statements.

CORAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities before reorganization items	12,506	6,502
Cash flows used by reorganization items	(4,658)	(9,049)

Net cash provided by (used in) operating activities (net of reorganization items)	7,848	(2,547)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(9,368)	(7,547)
Proceeds from dispositions of property and equipment	1,435	15
Proceeds from dispositions of businesses, net	2,432	2,859

Net cash used in investing activities	(5,501)	(4,673)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(40)	(188)
Principal payments on capital lease obligations	(1,555)	(459)
Principal payments on IRS settlement obligation, net of funding by shareholders	100	(100)
Payments under credit facility	—	(3,150)
Change in checks issued in excess of bank cash	(421)	4,287
Refund of deposits to collateralize letters of credit	—	253
Redemption of Series A Preferred Stock	(2,362)	—
Cash distributions to minority interests	(206)	(157)

Net cash (used in) provided by financing activities	(4,484)	486

Net decrease in cash and cash equivalents	(2,137)	(6,734)
Cash and cash equivalents at beginning of period	2,291	8,672

Cash and cash equivalents at end of period (including cash of discontinued operations of $1,331 at September 30, 2006)	$154	$1,938

See accompanying notes to unaudited condensed consolidated financial statements.

CORAM, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the requirements of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the audited financial statements of the Company included in the amended report on Form 8-K/A of Apria Healthcare Group Inc. dated December 4, 2007 and filed February 12, 2008. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included in the accompanying condensed consolidated financial statements. Operating results for the nine month period ended September 30, 2007 are not necessarily indicative of the results to be expected for the fiscal year.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts in the financial statements. Some accounting policies have a significant impact on the amounts reported in the financial statements. A summary of significant accounting policies may be found in the notes to the Company’s audited financial statements included in the amended report on Form 8-K/A of Apria Healthcare Group Inc. dated December 4, 2007 and filed February 12, 2008.
Concentration of Revenue and Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. At September 30, 2007, substantially all of the Company’s cash and cash equivalents were maintained with Harris N.A. Daily cash balances may be in excess of available insurance limits in the United States and Canada but credit risk is mitigated as the Company’s cash and cash equivalents are maintained with highly rated institutions.
Accounts receivable is net of $17.3 million of cash and credit pending resolution. Accounts receivable under the Medicare program represented approximately 23.1% of the Company’s consolidated accounts receivable at September, 30, 2007. No other individual payer exceeded 5% of consolidated accounts receivable at September 30, 2007. However, upon aggregating the individual Medicaid program accounts receivable for all states where the Company does business, such totals represented approximately 5.4% of consolidated accounts receivable at September 30, 2007.
Revenue from the Medicare and Medicaid programs accounted for approximately 23.0% and 26.0% of the Company’s consolidated net revenue for the nine months ended September 30, 2007 and 2006, respectively.
Approximately 5.4% and 5.7% of the Company’s consolidated net revenue for the nine months ended September 30, 2007 and 2006, respectively, related to the agreement with Health Net Inc. to provide services to its members in California pursuant to fee-for-service and capitated reimbursement arrangements.
Concentration of Supplier Risk. Coram purchases products from a large number of suppliers and considers its relationships with its vendors to be good. Except for certain blood products discussed below, management believes that substantially all of its products and supplies are available from alternative sources thereby minimizing the risk of a severe impact to the Company’s ability to supply products and services to its customers.
Coagulation or factor replacement therapy is the intermittent administration of a blood-clotting factor. These therapies generated approximately 13% and 14% of the Company’s revenues through the nine months ended September 30, 2007 and 2006, respectively. Availability of factor product from manufacturers can be inconsistent and is dependent on many variables, including manufacturing capacity, manufacturer regulatory compliance, donor pools, production lots, and contamination. If a shortage occurs, Coram may be required to purchase through the secondary or distributor markets, wherein pricing may not be favorable and product availability can change significantly from day to day. During such times of shortages, prices increase dramatically with limited availability to pass these additional costs on to patients and payers. Moreover, product shortages may adversely affect patient service and may have an adverse impact on Coram’s future results of operations. The current domestic supply of factor products is meeting or exceeding demand and Coram is able to acquire adequate amounts of these products in order to meet its current and anticipated short-term patient demand. However, product shortages are likely to continue to occur from time to time due to the nature of the manufacturing and regulatory environment for these products. Any disruption to the Company’s factor product supply could have a materially adverse impact on future operating results.

2. PROPERTY AND EQUIPMENT
Property and equipment related to continuing operations are summarized as follows (in thousands):

September 30,
2007
Equipment and other	$6,966
Software and internally developed software	15,529
Furniture and fixtures	6,978
Leasehold improvements	14,126
Computer equipment	8,043
Equipment under capital leases	9,736
Work in process (“WIP”)	2,334

63,712

Less: Accumulated depreciation and amortization on owned property and equipment	(25,369)
Less: Accumulated amortization on equipment under capital leases	(2,451)

$35,892

WIP at September 30, 2007 principally included leasehold improvements, furniture and equipment at facilities where Coram had not yet taken occupancy. For the nine months ended September 30, 2007 and 2006, depreciation and amortization expense on property and equipment of continuing operations, including assets recorded under capital leases, aggregated approximately $9.6 million and $7.1 million, respectively.
3. COMMITMENTS AND CONTINGENCIES
Purchase Commitments. The Company has various purchase commitments for drugs, supplies and other items incident to the ordinary course of business. Some agreements include liquidated damage clauses for early termination and/or failure to meet minimum purchase obligations. In 2007, a purchase commitment agreement was amended to reflect revised quantities in order to achieve the required commitment.
Government Payers. Management acknowledges and is complying and cooperating with certain ongoing audits, investigations and reviews with respect to prior reimbursements from Medicare and Medicaid. During the nine months ended September 30, 2007 and 2006, the Company recognized favorable revenue adjustments of approximately $6.5 million and $2.2 million, respectively. During the nine months ended September 30, 2007, the Company made payments of approximately $1.3 million relating to prior periods. Included in other accrued liabilities in the Company’s condensed consolidated balance sheet at September 30, 2007 is approximately $2.5 million of estimated reserves for these matters. Such estimates will be reviewed and may be revised in subsequent periods as more information becomes available to management.
The financial impact of these matters beyond what has already been recognized by the Company, if any, is currently unknown. In the event that Medicare and Medicaid investigative matters or similar reviews/audits by other agencies result in adverse findings, the Company could face civil, criminal and/or regulatory actions, resulting in sanctions and/or penalties that could be material to its business, financial position, and results of operations.
Litigation. The Company and its subsidiaries are parties to various actions arising out of the normal course of their businesses, including, among other things, employment claims and professional liability claims. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the Company’s financial position and results of operations.

4. DISCONTINUED OPERATIONS HELD FOR SALE
The components of net gain from discontinued operations held for sale on the consolidated statements of operations are as follows (in thousands):

	Nine Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2006
Net loss from operations of discontinued operations held for sale	$(375)	$(2,460)
Net gain on disposal, net of taxes of $651 in 2007	1,584	462

Gain (loss) on discontinued operations	$1,209	$(1,998)

On September 14, 2007, the Company sold the inventory, property and equipment associated with a portion of its DME business located in San Diego, California for $1.9 million. As a result of the sale, a loss of approximately $0.2 million was recorded.
On May 30, 2007, the Company sold the investment in the joint venture of the Canadian Operations for $0.8 million. As a result of the sale, a net gain of approximately $1.7 million was recorded. Additionally, on June 19, 2007, the Company sold the assets of the Canadian wholly owned subsidiary for $1.6 million. As a result of the sale, a net gain of approximately $0.2 million was recorded.
In June 2007, the Company received approximately $0.5 million relating to an earn out provision included in the Solunet asset sale agreement. Such amount was recorded as a gain on disposal during the nine months ended September 30, 2007.
5. SUBSEQUENT EVENT
On December 3, 2007, the Company was acquired by Apria Healthcare, Inc., a wholly owned subsidiary of Apria Healthcare Group Inc., a publicly traded company, for a cash purchase price of $350 million less certain transaction expenses. Additionally on December 3, 2007, the Company terminated the 2006 Credit Facility. In conjunction with this termination, the irrevocable letters of credit, previously secured by the 2006 Credit Facility, are now secured by a letter of credit at a third party lending institution.